EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Becky Palumbo

303.839.5504 Ext. 316

rpalumbo@halladorenergy.com

Hallador Energy Secures New $267MM Credit Facility Through 2022

DENVER, May 21, 2018 -- Hallador Energy Company (NASDAQ: HNRG)  entered into a  new $267 million credit agreement today, with PNC Bank as the administrative agent, extending the term of the agreement through May 2022.

The $267 million facility is comprised of a $147 million term loan and a  $120 million revolver.   In addition to extending the term of the facility, the loan substantially reduces debt service requirements and moves the loan from the Sunrise Coal level to the Hallador level, allowing for investments in Hourglass Sands as opportunities arise.

“We are happy to put our credit needs to bed for the next four years, and will continue our intense focus on debt reduction.    Since the original credit facility was established in August 2014, we have paid down $144 million of debt,” said Brent Bilsland, President, CEO & Chairman of Hallador Energy Company.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.